Exhibit 99.4

RISK FACTORS

Risks Related to the New Notes

The notes are structurally subordinated to all liabilities of our subsidiaries that are not guarantors and may be diluted by liens granted to secure future indebtedness.

The notes are our senior secured obligations, secured on a first-lien basis by a pledge of substantially all of our assets, including our equity interests in certain of our material, wholly-owned domestic subsidiaries and all cash and U.S. investment securities owned by HC2. The notes are guaranteed by certain of our current wholly-owned domestic subsidiaries but will not be guaranteed by our subsidiaries, including DBM Global and GMSL, that are not wholly-owned or that are foreign entities. As a result of our holding company structure, claims of creditors of our subsidiaries that are not guarantors will generally have priority as to the assets of such subsidiaries over our claims and over claims of the holders of our indebtedness, including the notes. As of September 30, 2016, on a pro forma basis, the notes would be structurally subordinated to up to approximately $88.5 million in total indebtedness and vessel financing of our non-guarantor Subsidiaries, which includes, among other things, the DBM Global Facility, the GMSL Facility and the CWind Facility.

To service our indebtedness and other obligations, we will require a significant amount of cash.

Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations, including those under (a) the indenture, (b) the DBM Global Facility, (c) the CWind Facility, and (d) the ANG Facilities, as well as the obligations with respect to HC2’s (i) 30,000 shares of Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) issued on May 29, 2014, with 14,808 shares of Series A Preferred Stock currently outstanding; (ii) 11,000 shares of Series A-1 Convertible Participating Preferred Stock (the “Series A-1 Preferred Stock”) issued on September 22, 2014, with 1,000 shares of Series A-1 Preferred Stock currently outstanding; and (iii) 14,000 shares of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock” and, collectively with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Preferred Stock”) issued on January 5, 2015, with 14,000 shares of Series A-2 Preferred Stock currently outstanding; each of which is governed by a certificate of designation (collectively, the “Certificates of Designation”) forming a part of HC2’s Certificate of Incorporation, could harm our business, financial condition and results of operations. Our ability to make payments on and to refinance our indebtedness, including the notes and Preferred Stock and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

We have significant indebtedness and other financing arrangements and could incur additional indebtedness and other obligations, which could adversely affect our business and financial condition.

We have a significant amount of indebtedness and Preferred Stock. As of September 30, 2016, on a pro forma basis, our total outstanding indebtedness was $439.4 million and currently, the accrued value of our Preferred Stock is $30.0 million. We may not generate enough cash flow to satisfy our obligations under such indebtedness and other arrangements.

The lack of an active public market for the notes may hinder your ability to liquidate your investment.

When the existing notes were issued, the notes were a new issue of securities with no established trading market. There is no active trading market for the notes, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The notes will not have the benefit of registration rights and we do not intend to register the notes under the Securities Act. The initial purchaser has advised us that it intends to continue to make a market in the notes, but the initial purchaser is not obligated to do so. The initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. We therefore cannot assure you that:

•	a liquid market for the notes will exist;

•	you will be able to sell your notes; or

•	you will receive any specific price upon any sale of the notes.

We cannot assure you as to the level of liquidity of the trading market for the notes, if one does exist. Depending on the issue price, the new notes may be issued under the same CUSIP number as, and will be fungible for U.S. federal income tax purposes with, the existing notes or may be issued under a different CUSIP number than the existing notes. If the new notes are issued under a different CUSIP number than the existing notes, the new notes may be less liquid than the existing notes. If a public market for the notes exists, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market exists, you may not be able to resell your notes at their fair market value or at all.

The new notes may be issued with OID for U.S. federal income tax purposes. If so, the new notes will not be fungible with the existing notes for U.S. federal income tax purposes and issued under a different CUSIP number.

The new notes may be issued with OID for U.S. federal income tax purposes.  If the notes are treated as issued with OID equal to or exceeding a statutorily defined de minimis amount, a holder subject to U.S. federal income taxation would be required to include the OID in gross income as ordinary income for U.S. federal income tax purposes as the OID accrues on a constant yield basis, in advance of the receipt of cash payments that correspond to that income and regardless of whether such holder is a cash or accrual method taxpayer.  In that event, the new notes will also not be fungible with the existing notes for U.S. federal income tax purposes and will be issued under a different CUSIP number than the existing notes. See “Certain U.S. Federal Income Tax Considerations.”

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes in this offering and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

Risks Related to Our Businesses

We have experienced significant historical, and may experience significant future, operating losses and net losses, which may hinder our ability to meet working capital requirements or service our indebtedness, and we cannot assure you that we will generate sufficient cash flow from operations to meet such requirements or service our indebtedness.

We cannot assure you that we will recognize net income in future periods. If we cannot generate net income or sufficient operating profitability, we may not be able to meet our working capital requirements or service our indebtedness. Our ability to generate sufficient cash for our operations will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control. We recognized a net loss attributable to HC2 of $33.1 million for the nine months ended September 30, 2016, a net loss attributable to HC2 of $35.6 million in 2015, a net loss attributable to HC2 of $14.4 million in 2014 and net income attributable to HC2 of $111.6 million in 2013 (after taking into account $148.8 million of gain from the sale of discontinued operations, net of tax), and have incurred net losses in prior periods.

We cannot assure you that our business will generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell assets and/or seek additional capital or financings. Our ability to obtain financings will depend on the condition of the capital markets and our financial condition at such time. Any financings could be at high interest rates and may require us to comply with covenants, which could further restrict our business operations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such disposition may not be adequate to meet our obligations. We recognized cash flows from operating activities of $55.0 million for the nine months ended September 30, 2016, $(32.6) million for the year ended December 31, 2015, $3.7 million for the year ended December 31, 2014 and $(20.3) million for the year ended December 31, 2013.

Material modifications of U.S. laws and regulations and existing trade agreements by the new U.S. Presidential Administration could adversely affect our business, financial condition and results of operations.

There may be significant changes in U.S. laws and regulations and existing international trade agreements, including the North American Free Trade Agreement by the New Presidential Administration that could affect a wide variety of industries and businesses, including those businesses we own and operate. It remains unclear what the new U.S.
Presidential Administration will do, if anything, with respect to existing laws, regulations or trade agreements. If the new Presidential Administration materially modifies U.S. laws and regulations and international trade agreements, our business, financial condition and results of operations could be adversely affected.

We may be required to increase the valuation allowance against our deferred tax assets, which could materially adversely affect our capital position, business, operations and financial condition.

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, in essence, represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income. If it is determined that the deferred tax assets cannot be realized, a deferred tax valuation allowance must be established, with a corresponding charge to net income.

If future events differ from our current forecasts, the valuation allowance may need to be increased from the current amount, which could have a material adverse effect on our capital position, business, operations and financial condition.

We face certain risks associated with the acquisition or disposition of businesses and lack of control over investments in associates.

We also own a minority interest in a number of entities, such as Kaneland, LLC, mParticle, Inc., DTV America Corporation, Inseego Corp. (f/k/a Novatel Wireless, Inc.), MediBeacon, Inc. and Triple Ring Technologies, Inc., over which we do not exercise or have only limited management control and we are therefore unable to direct or manage the business to realize the anticipated benefits that we can achieve through full integration.

We have incurred substantial costs in connection with our prior acquisitions and expect to incur substantial costs in connection with any other transaction we complete in the future, which may increase our indebtedness or reduce the amount of our available cash and could adversely affect our financial condition, results of operations and liquidity.

We have incurred substantial costs in connection with our prior acquisitions and expect to incur substantial costs in connection with any other transactions we complete in the future. These costs may increase our indebtedness or reduce the amount of cash otherwise available to us for acquisitions, business opportunities and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may continue to incur additional material charges reflecting additional costs associated with our investments and the integration of our acquisitions, including our acquisition of DBM Global and CGI, DBM Global’s acquisition of the Detailing and Building Information Modeling management business of PDC Global Pty Ltd. and BDS VirCon, and GMSL’s acquisition of CWind Limited, in fiscal quarters subsequent to the quarter in which such investments and acquisitions were consummated.

There may be tax consequences associated with our acquisition, investment, holding and disposition of target companies and assets.

We may incur significant taxes in connection with effecting acquisitions of or investments in, holding, receiving payments from, operating or disposing of target companies and assets. Our decision to make a particular acquisition, sell a particular asset or increase or decrease a particular investment may be based on considerations other than the timing and amount of taxes owed as a result thereof.  We remain liable for certain tax obligations of certain disposed companies, and we may be required to make material payments in connection therewith.